UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
  ______________________________________________________________
FORM 8-K
  ______________________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 2, 2019

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Electronics For Imaging, Inc.
(Exact name of Registrant as Specified in its Charter)

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Delaware	000-18805	94-3086355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6750 Dumbarton Circle
Fremont, California 94555
(Address of Principal Executive Offices)
(650) 357-3500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
 ______________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 2, 2019, Electronics For Imaging, Inc., a Delaware corporation (the “Company”), as borrower, entered into a Credit Agreement (“Credit Agreement”) with Citibank, N.A., as administrative agent, sole lead arranger and sole bookrunner (“Citibank”), Bank of the West, as syndication agent, and the lenders party thereto. The Credit Agreement provides for revolving commitments of up to US$150.0 million (including up to US$10.0 million for swing line loans and up to US$25.0 million for letters of credit) and has an intended term of five years. The Credit Agreement also contains a feature permitting the Company, subject to certain requirements, to arrange with lenders for additional revolving commitments or term loans for up to an aggregate of US$50.0 million.
All obligations of the Company under the Credit Agreement are unconditionally guaranteed by each of the Company’s existing and future direct and indirect wholly owned material domestic subsidiaries. All obligations under the Credit Agreement are secured by substantially all of the assets of the Company.
Loans under the Credit Agreement will bear interest, at the election of the Company, at (i) the Alternate Base Rate (defined as the greatest of (a) Citibank’s “prime rate”, (b) the federal funds effective rate plus ½ of 1.0% and (c) the reserve adjusted London interbank offering rate for a one month Eurocurrency borrowing plus 1.0% plus the Applicable Rate (as defined in the Credit Agreement) or (ii) the London interbank offering rate for Eurocurrency borrowings, adjusted for statutory reserves (the “Adjusted LIBO Rate”) plus the Applicable Rate. The initial Applicable Rate for Alternate Base Rate borrowings is 0.375% and for Adjusted LIBO Rate borrowings is 1.375%. After the Company delivers its consolidated financial information to the administrative agent for the fiscal quarter ending March 31, 2019, the Applicable Rate will vary depending upon the Company’s leverage ratio. The minimum Applicable Rate for Alternate Base Rate borrowings will be 0.125% and the maximum will be 0.875%. The minimum Applicable Rate for Adjusted LIBO Rate borrowings will be 1.125% and the maximum will be 1.875%. The Credit Agreement also requires the Company to pay a commitment fee for the unused portion of the revolver, which will be a minimum of 0.150% and a maximum of 0.25%, depending on the Company’s leverage ratio.
The Credit Agreement contains the following financial covenants: (i) a senior secured net leverage ratio as of the last date of any fiscal quarter not to exceed 3.00 to 1.00; (ii) a maximum total net leverage ratio as of the last date of any fiscal quarter not to exceed 4.00 to 1.00; and (iii) a minimum interest coverage ratio for the four-fiscal quarter period ending on the last day of any fiscal quarter of at least 3.00 to 1.00.
The Credit Agreement contains customary affirmative and negative covenants, including limitations, subject to certain exceptions, on the ability of the Company and its subsidiaries to (i) incur additional debt; (ii) create liens; (iii) make certain investments, acquisitions, loans and advances; (iv) sell assets or enter into sale and leaseback transactions; (v) pay dividends or make distributions or make other restricted payments; (vi) prepay other indebtedness; (vii) engage in certain transactions with affiliates; and (viii) amend certain charter documents and material agreements relating to other indebtedness.
The Credit Agreement also contains customary events of default, including: (i) failure to pay principal, interest, fees or other amounts under the Credit Agreement when due taking into account any applicable grace period; (ii) any representation or warranty proving to have been materially incorrect when made or deemed made; (iii) a cross default with respect to other material indebtedness; (iv) bankruptcy and insolvency events; (v) a “change of control”; (vi) the invalidity or impairment of any loan document or any security interest; and (vii) breach of covenants in the Credit Agreement and other loan documents.
The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:	January 8, 2019	ELECTRONICS FOR IMAGING, INC.

		By:	/s/ Marc Olin
		Name:	Marc Olin
		Title:	Chief Financial Officer